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                                                                    Exhibit 2.5

                  FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT


         This First Amendment to Stock Purchase Agreement (this "Amendment") is made and entered into as of December 30, 1997, by and among STC Broadcasting, Inc., a Delaware corporation ("Purchaser"), Abilene Radio and Television Company, a Delaware corporation (the "Company"), and William L. Andrews, the Carol Cagle Trust, the Christine Cagle Testamentary Trust, the Larry Ackers GST Exempt Trust, the Brandon Ackers Trust, Gary R. Ackers and the Glen Ackers Trust (collectively, the "Sellers").


                                    RECITALS

         WHEREAS, Sellers have agreed to sell, and Purchaser has agreed to acquire, all of the issued and outstanding capital stock of the Company pursuant to that certain Stock Purchase Agreement, dated July 8, 1997, by and among Purchaser, the Company and the Sellers (the "Stock Purchase Agreement");

         WHEREAS, Purchaser, the Company and the Sellers desire to amend certain provisions of the Stock Purchase Agreement; and

         WHEREAS, Gary R. Ackers has power and authority to act on behalf of the Sellers pursuant to the Stock Purchase Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto agree as follows:


                                  ARTICLE I

                           AMENDMENT OF AGREEMENT

         Section 1.1      Amendment to Section 2.1.  The first sentence of
Section 2.1 of the Stock Purchase Agreement is hereby amended to replace "$8,500,000" with "$7,250,000."

         Section 1.2 Amendment to Section 5.5. Section 5.5 of the Stock Purchase Agreement is hereby amended to add thereto the following at the end of such Section:

         "Sellers acknowledge that under the presently effective rules and regulations of the FCC





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         a waiver is necessary to permit the continued common ownership of
         KRBC-TV, Abilene, Texas, and KACB-TV, San Angelo, Texas. In order to facilitate the grant of the applications by the FCC, Purchaser agrees to withdraw its "Request for Continued Satellite Exemption" and to replace it with a "Request for Temporary Waiver of the Duopoly Rule" within five days of the date of the First Amendment to Stock Purchase Agreement. Sellers shall have no liability to Purchaser in the event that the FCC requires Purchaser to divest of either station subsequent to the Closing because of the FCC's refusal to extend this temporary waiver."

         Section 1.3 Amendment to Article V. Article V of the Stock Purchase Agreement is hereby amended to add thereto the following sections as follows:

                 "5.16    Purchase Price.  Except as set forth herein,
         Purchaser agrees not to request or demand from Sellers prior to or at Closing any reduction in the $7,250,000 portion of the Unadjusted Purchase Price.

                 5.17 Advisor. On or before February 1, 1998, Sellers agree to hire a consultant (the "Consultant") to serve as an advisor with respect to the management of KRBC-TV, Abilene, Texas, and KACB-TV, San Angelo, Texas. The Consultant shall be selected by Purchaser, and Purchaser shall be obligated to pay the Consultant's compensation. The terms of the Consultant's engagement with the Company shall be determined by Purchaser. Sellers shall have the option, if they so wish, to name the Consultant as general manager of KRBC-TV, Abilene, Texas, and KACB-TV, San Angelo, Texas."

         Section 1.4 Amendment to Section 9.1(b). Section 9.1(b) of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

                 "(b)     By either Purchaser or Sellers if the Closing shall
         not have occurred on or before March 31, 1997; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose delay or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;"





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                                 ARTICLE II

                                MISCELLANEOUS

         Section 2.1 Defined Terms. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement as hereby amended.

         Section 2.2 Effect of Amendment. Except as specifically provided herein, the Stock Purchase Agreement is in all respects ratified and confirmed. All of the terms, conditions and provisions of the Stock Purchase Agreement as hereby amended shall be and remain in full force and effect.

         Section 2.3 Entire Agreement. This Amendment and the unaltered portions of the Stock Purchase Agreement, together with the Schedules and Exhibits attached to the Stock Purchase Agreement, represent the entire agreement and understanding of the parties to the Stock Purchase Agreement with respect to the transactions contemplated herein and therein, and no representations, warranties or covenants have been made in connection with this Amendment or the Stock Purchase Agreement, other than those expressly set forth herein and therein, or in certificates delivered in accordance herewith or therewith. This Amendment and the unaltered portions of the Stock Purchase Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements among the parties relating to the subject matter of this Amendment and the Stock Purchase Agreement and such agreements and all prior drafts of this Amendment and the Stock Purchase Agreement and such other agreements are merged into this Amendment and the unaltered portions of the Stock Purchase Agreement.

         Section 2.4 Amendments. This Amendment and the Stock Purchase Agreement as hereby amended may be amended or supplemented at any time by additional written agreements signed by the parties hereto.

         Section 2.5 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to choice of laws principles.

         Section 2.6 Sellers' Representative. Gary R. Ackers has all requisite power and authority to execute and deliver this Amendment on behalf of all of the Sellers pursuant to Section 10.19 of the Stock Purchase Agreement.




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         This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.


                             STC BROADCASTING, INC.


                             By:  /s/ David A. Fitz
                                ----------------------------------
                             Name: David A. Fitz
                             Title: Senior Vice President


                             ABILENE RADIO AND TELEVISION COMPANY


                             By: /s/ Gary R. Ackers
                                ----------------------------------
                             Name: Gary R. Ackers
                             Title:  President


                             SELLERS


                             By:  /s/ Gary R. Ackers
                                ----------------------------------
                                      Gary R. Ackers,
                                      Sellers' Representative